SECURITIES AND EXCHANGE COMMISSION

     Washington, D.C.  20549


     FORM 8-K

     CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the

     Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):


                  SALANT CORPORATION
     (Exact name of registrant as specified in its charter)


    Delaware                0-2433              13-3402444

(State or other        (Commission File     I.R.S. Employer
jurisdiction of         Number)             Identification No.
incorporation



     1114 Avenue of the Americas, New York, New York  10036
     (Address of principal executive offices)     (Zip Code)


Registrant's telephone number, including area code:  (212)
221-7500










ITEM 5. OTHER EVENTS.

On February 28, 1995, Salant Corporation ("Salant") entered into an agreement (the "Amendment") with The CIT Group / Commercial Services, Inc. ("CIT") amending the Revolving Credit, Factoring and Security Agreement, dated September 20,1993 (the "Credit Agreement"), between Salant and CIT. The Amendment provides for, among other things (i) an increase in the aggregate limitation (the "Maximum Credit") on direct borrowings and letters of credit from $120 million to a maximum of $135 million during certain periods of 1995 (subject to an asset based formula), (ii) an increase in the rate of advance of "Eligible Inventory" (as defined in the Credit Agreement) used to calculate the asset based formula from fifty percent (50%) to sixty percent (60%) during March, April, May and June 1995 together with an increase in the "Inventory Sublimit" (as defined in the Credit Agreement) from $60,000,000 to $70,000,000 during such months, (iii) an extension of the term of the Credit Agreement by one year ending on September 20, 1996, (iv) an increase in the interest rate on direct borrowing from an annual rate of one-half of one percent in excess of the prime rate of Chemical Bank (the "Prime Rate") to one percent in excess of the Prime Rate, (v) a modification of certain financial covenants contained in the Credit Agreement, and (vi) a continuation of certain factoring services by CIT.

Salant's business is seasonal in nature. As a result, Salant's working capital requirements increase significantly during the first three quarters of each year. As discussed in Salant's Quarterly Report on Form 10-Q for the period ended October 1, 1994, Salant anticipated the need to borrow funds during certain periods of 1995 in excess of the $120 million Maximum Credit limitation under the Credit Agreement, as a result of projected increased sales growth in 1995. The Amendment provides for, among other things, the borrowing capacity to support Salant's planned growth for 1995.

As a result of a higher than anticipated loan balance at the end of the 1994 fiscal year, Salant's requirement to borrow funds in excess of the $120 million Maximum Credit commences one month earlier (in March 1995 rather than the second quarter of 1995), than previously expected. In addition, Salant anticipates the need to borrow funds during certain periods in 1995 in excess of the asset based formula contained in the Credit Agreement, prior to the Amendment. The increase in the rate of advance on Eligible Inventory and the increase in the Inventory Sublimit contained in the Amendment provide Salant with sufficient borrowing capacity to support its projected needs in 1995 under the asset based formula set forth in the Credit Agreement. Although not currently anticipated based on its projected requirements for 1995, if Salant needs to borrow funds in excess of the asset based formula, the Credit Agreement provides for, in the sole discretion of CIT, up to $15 million in "Seasonal Overadvance" (as defined in the Credit Agreement). There can be no assurance, however, that CIT would agree to provide Salant with funds under the Seasonal Overadvance.







Pursuant to the Amendment, the Maximum Credit at the end of each month in 1995 is as follows:

               Month          Maximum Credit
                             (in millions)
               February            $120
               March               $132
               April               $135
               May                 $130
               June                $130
               July                $130
               August              $132
               September           $128
               Thereafter          $120

The Amendment also provides for a modification of financial covenants relating to (i) working capital, (ii) stockholders' equity, (iii) liabilities to stockholders' equity ratio, (iv) fixed charge coverage ratio and (v) maximum loss. In the absence of the Amendment, Salant (i) would not have been able to satisfy the fixed charge coverage ratio for its 1994 fiscal year and (ii) may not have been able to meet the other four covenants described above for certain periods during 1995, commencing April 1995.

Based upon its analysis of its consolidated financial position, its cash flow during the past twelve months, and its cash flow anticipated from future operations, Salant believes that its cash flow, together with the funds available under the Credit Agreement, as amended, will be adequate to meet its financial requirements for the balance of 1995. There can be no assurance, however, that future developments and general economic trends will not adversely affect the Company's operations and, hence, its anticipated cash flow.


ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

EXHIBITS

Number                   Description

10.48 Third Amendment to Credit Agreement, dated February 28, 1995, to the Revolving Credit, Factoring and Security Agreement, dated
September 20, 1993, as amended, between The CIT
Group/Commercial Services, Inc. and Salant Corporation.


     SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   SALANT CORPORATION



Date: March 2, 1995                /s/Nicholas P. DiPaolo
                                   Nicholas P. DiPaolo
                                   Chairman, President
                                   and Chief Executive Officer